SIMPSON INDUSTRIES EXPANDS INTERNATIONAL
           AND PRODUCT CAPABILITIES THROUGH ACQUISITION


Plymouth, Michigan -- June 9, 1997 -- Simpson Industries, Inc. ("Nasdaq: SMPS) today announced it has signed a definitive agreement with Cummins Engine Co., Inc. (NYSE: CUM) for its previously announced acquisition of the Vibration Attenuation (VA) Business of Holset Engineering Company, Ltd., a Cummins subsidiary.

As part of the transaction, Simpson will enter into supply and technology agreements with Cummins and plans to continue operations at all locations. The transaction is expected to close in the second quarter.

"When we made the strategic decision to meet our customers' needs and expand Simpson beyond North America, we developed a roster of potential candidates for acquisition or partnership," said Roy E. Parrott, president and chief executive officer. "The Holset VA Business was at the top of that list, offering us the best potential to build on our North American leadership position in Noise, Vibration and Harshness (NVH) products."

"With this acquisition, we will add European-, Asian- and South American-based capabilities. We will expand our customer base and our technological processes. This step also extends our product line to include viscous dampers for larger diesel engines, increasing our available product offerings to our North American customers and provides a manufacturing infrastructure for all our products on three additional continents," Mr. Parrott said.

"Growing our global market share with NVH products is a key element of our business strategy. The addition of the Holset Vibration Attenuation Business positions Simpson as a world leader in NVH products. With the experienced management team already in place, we expect to execute a seamless transition with customers, suppliers and employees," said Mr. Parrott.

Cummins President and Chief Operating Officer Tim Solso said, "We are pleased to be aligned with a company of Simpson's caliber. The sale of our Vibration Attenuation Business is an important part of our ongoing restructuring effort to produce components which offer comparative customer advantage and to source other components from manufacturers, like Simpson, who specialize in their design and manufacture."

Holset's VA Business supplies rubber dampers for light and medium-duty engines and viscous dampers for heavy-duty diesel engine customers. Manufacturing operations are located in England, France, Spain, Mexico, Brazil and Korea. The company is also a partner in a joint venture located in India. In addition to Cummins, current customers of the business include RVI, Volvo, MAN, Peugeot, Scania, Renault, Iveco, Kia Motors, Nissan, GM's Opel and Ford's Jaguar. Revenues for the division were $67 million in 1996.

Cummins, headquartered in Columbus, Indiana, is a leading worldwide designer and manufacturer of diesel engines and related products. These engines provide power for customers in its key markets: automotive, power generation, industrial and filtration. The company reported record sales of $5.3 billion in 1996. Cummins' home page on the Internet can be found at http://www.cummins.com.

Simpson Industries supplies powertrain and chassis products to original equipment manufacturers with current operations in North America and has long been a key supplier to Cummins. Simpson's products are focused in four groups: noise, vibration and harshness; wheel-end and suspension, modular engine assemblies and high-precision machined components. Simpson's North American manufacturing units are located throughout the Midwest, as well as North Carolina, Ontario and Mexico. In 1996, Simpson reported earnings of $17.6 million on sales of $408 million.

To receive a copy of this and other Simpson press releases by fax, please call Company News On-Call at (800) 758-5804 - extension 107165, or you can access the information via the Internet at http://www.prnewswire.com.

For further information, contact:

Richard J. Koslowski
Manager, Planning & Analysis
SIMPSON INDUSTRIES, INC.
Plymouth, Michigan
(313) 207-6200


Dixie Watterson
CAPITAL INVESTOR RELATIONS, INC.
Evanston, Illinois 60202
(847) 491-0725